Exhibit 99.1

RegeneRx Raises $9.55 million in Private Placement

BETHESDA, MD, December 18, 2006 - RegeneRx Biopharmaceuticals, Inc., (AMEX: RGN; www.regenerx.com) announced today that it has entered into agreements with certain accredited investors with respect to the sale of an aggregate of $9.55 million of common stock in a private placement. The transaction, which is expected to close on or about December 21, 2006, involves the sale of 5,305,557 shares of common stock at a purchase price of $1.80 per share. In addition, the Company granted the investors warrants to purchase up to an additional 2,122,222 shares of common stock at an exercise price of $2.75. Participants in the financing included both existing and new institutional investors, along with affiliates of Sigma-Tau Group, the Company’s largest stockholder. Piper Jaffray & Co. acted as sole placement agent for the offering.

The Company intends to use the net proceeds from the placement for general corporate purposes and to advance clinical development of its Thymosin beta 4 (“Tß4”) technology platform.

“We are pleased that several of our existing institutional investors participated in this financing, including Sigma-Tau, as well as a number of new institutions. With this transaction, we believe our financial resources should be sufficient to complete our current Phase 2 program, with ample time to complete potential strategic discussions, and allow us to commence planning for Phase 3, including the initiation of long lead-time activities related to our clinical program,” commented J.J. Finkelstein, RegeneRx’s president and chief executive officer.

The closing of this offering is subject to certain conditions, including the approval by the American Stock Exchange for the listing of the shares of common stock. Neither the shares of common stock nor the warrants have been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering the resale of the common stock as well as the common stock which can be acquired upon exercise of the warrants. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock or warrants.

The RegeneRx Technology Platform

Thymosin beta 4 (Tß4) is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of Tß4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Of the thousands of proteins in cells, actin represents up to 10% of the total protein and, thus, plays a major role in the physiology of the cell. RegeneRx has identified several molecular variations of Tß4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tß4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. In two articles published in the scientific journal, Nature, researchers found that Tß4 protects heart tissue following a myocardial infarction (heart attack) and can regenerate coronary vessels in laboratory animals. Abstracts of scientific papers related to Tß4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing Tß4, a 43 amino acid peptide, in part, under an exclusive world-wide license from the National Institutes of Health. Preliminary research suggests that Tß4 and derivatives may prove efficacious for multiple indications; therefore, RegeneRx is developing Tß4 as a therapeutic platform. RegeneRx holds nearly 60 world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, and septic shock. RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials and expects to file Investigational New Drug applications for ophthalmic and cardiac trials in the first quarter of 2007.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

For more information please visit RegeneRx’s web site at www.regenerx.com

# # #